Exhibit 3.1

ARTICLES OF AMENDMENT

OF THE

RESTATED ARTICLES OF INCORPORATION

OF

WESBANCO, INC.

1.	The name of the corporation is Wesbanco, Inc. (the “Corporation”)

2.

The Restated Articles of Incorporation of the Corporation, as amended, authorize the issuance of 1,000,000 shares of preferred stock, no par value per share, of the Corporation (“Preferred Stock”) in one or more series, and authorizes the Board of Directors of the Corporation (the “Board of Directors”) to fix by resolution or resolutions the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of such series.

3.

The Restated Articles of Incorporation, as amended, of the Corporation are amended by adding the powers, rights, and preferences, and the qualifications, limitations, and restrictions of a new series of Preferred Stock as follows:

6.75% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A

A. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the corporation a series of preferred stock, no par value per share, designated as the “6.75% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A” (hereinafter called “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall initially be 150,000, and such shares shall have a liquidation preference of $1,000 per share. The number of shares constituting the Series A Preferred Stock may be increased from time to time by resolution of the Board of Directors in accordance with the Restated Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law up to the maximum number of shares of Preferred Stock authorized to be issued under the Restated Articles of Incorporation (as then in effect) less all shares at the time authorized of any other series of Preferred Stock or decreased from time to time by a resolution of the Board of Directors in accordance with the Restated Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law but not below the number of shares of Series A Preferred Stock then outstanding. Shares of outstanding Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the corporation shall, after such redemption, purchase or acquisition, be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series until such shares are once more designated as part of a particular series by the Board of Directors. The corporation shall have the authority to issue fractional shares of Series A Preferred Stock.

B. Standard Provisions. The Standard Provisions contained in Exhibit A (the “Standard Provisions”) attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of these Articles of Amendment to the same extent as if such provisions had been set forth in full herein.

4.	Except as amended by these Articles of Amendment, the Restated Articles of Incorporation of the Corporation shall remain in full force and effect.

5.

These Articles of Amendment were adopted by the Board of Directors by unanimous written consent on August 4, 2020. Pursuant to the West Virginia Business Corporations Act §31D-6-602 and Article IV of the Restated Articles of Incorporation, as amended, of the Corporation, shareholder consent was not required.

6.	The effective time of these Articles of Amendment is at 5:00 p.m. on the date of filing of these Articles of Amendment.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Restated Articles of Incorporation, as amended, of Wesbanco, Inc. this 6th day of August, 2020.

WESBANCO, INC.

By:	/s/ Todd F. Clossin
Name:	Todd F. Clossin
Title:	President and Chief Executive Officer

EXHIBIT A

Wesbanco, Inc.

Standard Provisions for Series A Preferred Stock

Section 1.    General Matters. Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. The Series A Preferred Stock shall be perpetual, subject to the provisions of Section 6 of these Standard Provisions that form a part of the Articles of Amendment.

Section 2.    Definitions. The following terms used herein shall be defined as set forth below:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Articles of Amendment” means those articles of amendment to the Corporation’s Charter filed by the Corporation with the Secretary of State of the State of West Virginia on August 6, 2020, establishing the Series A Preferred Stock.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

“Bylaws” means the Second Amended and Restated Bylaws of the Corporation, as they may be amended or restated from time to time.

“Calculation Agent” means such bank or other entity (which may be the Corporation or an affiliate of the Corporation) as may be appointed by the Corporation to act as Calculation Agent for the Series A Preferred Stock, including any successor calculation agent duly appointed by the Corporation.

“Charter” means the Amended and Restated Charter, as amended, of the Corporation, as it may be amended or restated from time to time.

“Common Stock” means the common stock, par value $2.0833 per share, of the Corporation.

“Corporation” means Wesbanco, Inc.

“First Reset Date” means November 15, 2025.

“Five-Year Treasury Rate” means, as of any Reset Date:

(a)     The average of the yields to maturity on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding the Reset Date, appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve, as determined by the Calculation Agent in its sole discretion; and

(b)     If no calculation is provided as described above, then the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, shall determine the Five-Year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry accepted successor Five-Year Treasury Rate, then the Calculation Agent shall use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the Business Day convention, the definition of Business Day and the Reset Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

The Five-Year Treasury Rate shall be determined by the Calculation Agent on the Reset Date. If the Five-Year Treasury Rate for any Series A Dividend Period cannot be determined pursuant to the methods described in clauses (a) and (b) above, the dividend rate for such dividend period shall be the same as the dividend rate determined for the immediately preceding dividend period.

“Preferred Stock” means any and all series of preferred stock, having no par value, of the Corporation, including the Series A Preferred Stock.

“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, which in each case, shall not be adjusted for Business Days.

“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

“Standard Provisions” means these Standard Provisions that form a part of the Articles of Amendment.

“Voting Preferred Stock” means, with regard to any election or removal of a Preferred Stock Director (as defined in Section 7(b) below) or any other matter as to which the holders of Series A Preferred Stock are entitled to vote as specified in Section 7 of these Standard Provisions and any and all other series of Preferred Stock (other than Series A Preferred Stock) that rank equally with Series A Preferred Stock as to the payment of dividends and upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3.    Ranking. The shares of Series A Preferred Stock shall rank:

(a) senior, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, does not expressly provide that such class or series ranks pari passu with the Series A Preferred Stock or senior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be (collectively, “Series A Junior Securities”);

(b) on a parity, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks pari passu with the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be (collectively, “Series A Parity Securities”); and

(c) junior, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, to any other class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks senior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be.

The Corporation may authorize and issue additional shares of Series A Junior Securities and Series A Parity Securities from time to time without the consent of the holders of the Series A Preferred Stock.

Section 4.    Dividends.

(a)    Holders of Series A Preferred Stock shall be entitled to receive, only when, as, and if declared by the Board or a duly authorized committee of the Board, on each Series A Dividend Payment Date (as defined below), out of assets legally available for the payment of dividends thereof, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock of $1,000 per share. Dividends on each share of Series A Preferred Stock shall accrue at a rate equal to (i) 6.75% per annum on the liquidation preference of $1,000 per share from the original issue date to, but excluding, the First Reset Date and (ii) from, and including, the First Reset Date, during each Reset Period, a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Date, plus 6.557% on the liquidation preference of $1,000 per share. If the Corporation issues additional shares of the Series A Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue or any other date specified by the Board or a duly authorized committee of the Board at the time such additional shares are issued.

(b)    If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series A Preferred Stock quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on November 15, 2020, each such day a “Series A Dividend Payment Date”; provided, however, that if any such Series A Dividend Payment Date is not a Business Day, then such date shall nevertheless be a Series A Dividend Payment Date but dividends on the Series A Preferred Stock shall be paid on the next succeeding Business Day (without interest or any other adjustment to the amount of dividends paid in respect of such delayed payment).

(c)    Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Series A Dividend Payment Date, or such other record date, not less than 10 calendar days nor more than 30 calendar days before the applicable Series A Dividend Payment Date, as such record date (the “Dividend Record Date”) shall be fixed by the Board or a duly authorized committee of the Board. Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

(d)    A “Series A Dividend Period” is the period from and including a Series A Dividend Payment Date to, but excluding, the next succeeding Series A Dividend Payment Date, except that the initial Series A Dividend Period will commence on and include the original issue date of Series A Preferred Stock and continue to but exclude November 15, 2020. Dividends payable on Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from the calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, with respect to the Series A Preferred Stock redeemed, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption.

(e)    Dividends on the Series A Preferred Stock will not be cumulative and will not be mandatory. If the Board or a duly authorized committee of the Board does not declare a dividend, in full or otherwise, on the Series A Preferred Stock in respect of a Series A Dividend Period, then such unpaid dividends shall cease to accrue and shall not be payable on the applicable Series A Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay (and the holders of the Series A Preferred Stock will have no right to receive) dividends accrued for such Series A Dividend Period after the Series A Dividend Payment Date for such Series A Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series A Dividend Period with respect to the Series A Preferred Stock, the Common Stock, or any other class or series of the Corporation’s Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not declared.

(f)    Notwithstanding any other provision hereof, dividends on the Series A Preferred Stock shall not be declared, paid, or set aside for payment to the extent such act would cause the Corporation to fail to comply with the laws and regulations applicable to it, including applicable capital adequacy rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or, as and if applicable, the capital adequacy rules or regulations of any Appropriate Federal Banking Agency.

(g)    So long as any share of Series A Preferred Stock remains outstanding:

(i)    no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series A Junior Securities, other than (1) a dividend payable on Series A Junior Securities in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock or is other Series A Junior Securities or (2) any dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan;

(ii)    no shares of Series A Junior Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (1) as a result of a reclassification of Series A Junior Securities for or into other Series A Junior Securities, (2) the exchange or conversion of one share of Series A Junior Securities for or into another share of Series A Junior Securities, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Junior Securities, (4) purchases, redemptions, or other acquisitions of shares of Series A Junior Securities in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (5) purchases of shares of Series A Junior Securities pursuant to a contractually binding requirement to buy Series A Junior Securities existing prior to the most recently completed Series A Dividend Period, including under a contractually binding stock repurchase plan, (6) the purchase of fractional interests in shares of Series A Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged or (7) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series A Junior Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Series A Junior Securities by the Corporation; and

(iii)    no shares of Series A Parity Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (1) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Series A Parity Securities, if any, (2) as a result of a reclassification of Series A Parity Securities for or into other Series A Parity Securities, (3) the exchange or conversion of one share of Series A Parity Securities or Series A Junior Securities for or into another share of Series A Parity Securities, (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Parity Securities, (5) purchases of shares of Series A Parity Securities pursuant to a contractually binding requirement to buy Series A Parity Securities existing prior to the most recently completed Series A Dividend Period, including under a contractually binding stock repurchase plan, (6) the purchase of fractional interests in shares of Series A Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged or (7) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series A Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation;

unless, in each case, the full dividends for the most recently completed Series A Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). Nothing in sub-sections (g)(ii) or (g)(iii) of this Section 4 of these Standard Provisions shall restrict the ability of the Corporation or any affiliate of the Corporation to engage in any market-making transactions or purchases in connection with the distribution of securities in the ordinary course of business.

(h)    When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) on any Series A Dividend Payment Date (or, in the case of Series A Parity Securities having dividend payment dates different from the Series A Dividend Payment Dates, on a dividend payment date falling within a Series A Dividend Period) in full upon the Series A Preferred Stock and any shares of Series A Parity Securities, all dividends declared on the Series A Preferred Stock and all such Series A Parity Securities and payable on such Series A Dividend Payment Date (or, in the case of Series A Parity Securities having dividend payment dates different from the Series A Dividend Payment Dates, on a dividend payment date falling within the Series A Dividend Period related to such Series A Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series A Preferred Stock and all Series A Parity Securities payable on such Series A Dividend Payment Date (or, in the case of Series A Parity Securities having dividend payment dates different from the Series A Dividend Payment Dates, on a dividend payment date falling within the Series A Dividend Period related to such Series A Dividend Payment Date) bear to each other.

(i)    Subject to the foregoing, and not otherwise, dividends (payable in cash, securities, or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or series of capital stock ranking equally with or junior to Series A Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.    Liquidation.

(a)    Upon any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any securities then outstanding ranking senior to or on parity with Series A Preferred Stock with respect to distributions of assets upon the liquidation, dissolution or winding-up of the Corporation, before any distribution or payment out of the assets of the Corporation is made to holders of Common Stock or any Series A Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus the per share amount of any declared and unpaid dividends on the Series A Preferred Stock prior to the payment of the liquidating distribution, without accumulation of any dividends that have not been declared prior to the payment of the liquidating distribution. After payment of the full amount of such liquidating distribution, the holders of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b)    In any such liquidating distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences (as defined below) in full to all holders of Series A Preferred Stock and all holders of any Series A Parity Securities, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Series A Parity Securities will be paid pro rata in accordance with the respective aggregate liquidation preferences owed to those holders. In any such distribution, the “liquidation preference” of any holder of Series A Preferred Stock or any Series A Parity Securities means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Corporation’s assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series A Preferred Stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

(c)    If the liquidation preference has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Corporation’s Series A Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)    For purposes of this Section 5, neither the sale, conveyance, exchange, or transfer of all or substantially all of the assets or business of the Corporation for cash, securities, or other property, nor the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities, or property for their shares, shall constitute a liquidation, dissolution, or winding-up of the Corporation.

Section 6.    Redemption.

(a)    The Series A Preferred Stock is perpetual and has no maturity date. The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provision. The Series A Preferred Stock is not redeemable prior to the First Reset Date. On and after the First Reset Date, shares of the Series A Preferred Stock then outstanding will be redeemable at the option of the Corporation, in whole or in part, from time to time, on any Series A Dividend Payment Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date of redemption.

Holders of the Series A Preferred Stock will have no right to require the redemption or repurchase of Series A Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event (as defined below), the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series A Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, upon notice given as provided in sub-section (b) below. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a Series A Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Series A Dividend Payment Date as provided in Section 4(c) above. In all cases, the Corporation may not redeem shares of the Series A Preferred Stock without having received the prior approval of the Federal Reserve or any Appropriate Federal Banking Agency if then required under capital rules or guidelines applicable to the Corporation.

A “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, clarification of, or change in, the laws, rules, or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock; (ii) any proposed change in those laws, rules, or regulations that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of $1,000 per share of the Series A Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines, rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules, guidelines or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for so long as any share of the Series A Preferred Stock is outstanding.

(b)    If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of Series A Preferred Stock to be redeemed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the Corporation’s stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series A Preferred Stock or the depositary shares representing Series A Preferred Stock, if any, are held in book-entry form through The Depository Trust Company (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock; such shares of Series A Preferred Stock shall no longer be deemed outstanding; and all rights of the holders of such shares will terminate, except the right to receive the redemption price described in sub-section (a) above, without interest.

(c)    In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected (1) pro rata from the holders of record of the Series A Preferred Stock in proportion to the number of shares of the Series A Preferred Stock held by such holders, (2) by lot, or (3) in such other manner as the Corporation may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series A Preferred Stock is listed.

Subject to the provisions hereof, the Board (or a duly authorized committee of the Board) shall have full power and authority to prescribe the terms and conditions on which shares of the Series A Preferred Stock shall be redeemed from time to time. If the Corporation shall have issued certificates for the Series A Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

Section 7.    Voting Rights.

(a)    Except as provided below or as expressly required by law, the holders of shares of Series A Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock of the Corporation, and shall not be entitled to call a meeting of the holders of any series or class of shares of capital stock of the Corporation for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock. Each holder of Series A Preferred Stock shall have one vote per share on any matter on which holders of Series A Preferred Stock are entitled to vote.

(b)    If and whenever dividends on any shares of the Series A Preferred Stock or any shares of Voting Preferred Stock shall not have been declared and paid for at least six Series A Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the number of directors then constituting the Board shall automatically be increased by two and the holders of the Series A Preferred Stock, together with the holders of all outstanding shares of Voting Preferred Stock, voting together as a single class, shall be entitled to elect two additional directors (the “Preferred Stock Directors”) to the Board of the Corporation, provided that the Board shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Preferred Stock are entitled to elect pursuant to like voting rights) and provided, further, that the election of any Preferred Stock Directors shall not cause the Corporation to violate the corporate governance requirements of the Nasdaq Stock Market (or any other exchange on which the Corporation’s securities may be listed), including the requirements that listed companies must have a majority of independent directors.

In the event that the holders of the Series A Preferred Stock, and, if applicable, such other holders of Voting Preferred Stock, shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the number of shares of Series A Preferred Stock or of any other series of Voting Preferred Stock then outstanding which have the right to exercise voting rights similar to those of the Series A Preferred Stock described above (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of shareholders), and at each subsequent annual meeting of shareholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series A Preferred Stock or any series of Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 12 below, or as may otherwise be required by law.

When dividends have been paid in full on the Series A Preferred Stock and any Voting Preferred Stock for two consecutive semi-annual or four consecutive quarterly Series A Dividend Periods, as applicable, after a Nonpayment Event, then the right of the holders of Series A Preferred Stock and Voting Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to re-vesting of such voting rights in the case of any future Nonpayment Event), and, if and when any rights of holders of Series A Preferred Stock and Voting Preferred Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of all of the outstanding shares of the Series A Preferred Stock and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). So long as a Nonpayment Event shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of all of the outstanding shares of the Series A Preferred Stock and Voting Preferred Stock, when they have the voting rights described above

(voting together as a single class). Any such vote of shareholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such shareholders, called as provided above for an initial election of Preferred Stock Director after a Nonpayment Event (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board for a vote. Each Preferred Stock Director elected at any special meeting of shareholders or by written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the shareholders if such office shall not have previously terminated as above provided.

(c)    So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Charter, the vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock and Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, shall be necessary for effecting or validating:

(i)    Any amendment or alteration of the Charter to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii)    Any amendment, alteration or repeal of any provision of the Charter so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole; provided, however, that any amendment to authorize, create, or issue, or increase the authorized amount of, any Series A Junior Securities or any Series A Parity Securities, or any securities convertible into or exchangeable for Series A Junior Securities or Series A Parity Securities will not be deemed to materially and adversely affect the powers, preferences, privileges, or rights of Series A Preferred Stock; or

(iii)    Any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (1) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (2) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized or issued Series A Preferred Stock or authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any Series A Parity Securities or Series A Junior Securities (whether dividends payable on such securities, if any, are cumulative or non-cumulative) will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series A Preferred Stock and one or more but not all other series of Preferred Stock, then only the Series A Preferred Stock and such series of Preferred Stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of Preferred Stock).

(d)    Without the consent of the holders of the Series A Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock:

(i)    to cure any ambiguity, or to cure, correct or supplement any provision contained in the Articles of Amendment or these Standard Provisions that may be defective or inconsistent; or

(ii)    to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of the Articles of Amendment and these Standard Provisions.

(e)    No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to Section 7(b), (c) or (d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.

(f)    The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board (or any duly authorized committee of the Board), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, applicable law and the rules of any national securities exchange or other trading facility on which the Series A Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series A Preferred Stock, Series A Parity Securities and/or Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series A Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.

Section 8.    Conversion Rights. The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 9.    Preemptive Rights. The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how any such securities may be designated, issued, or granted.

Section 10.    Certificates. The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

Section 11.    Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 12.    Notices. All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Articles of Amendment or these Standard Provisions, in the Charter or Bylaws or by applicable law.

Section 13.    Rank. For the avoidance of doubt, the Board (or any duly authorized committee of the Board) may, without the vote of the holders of Series A Preferred Stock, authorize and issue shares of Series A Junior Securities or Series A Parity Securities.

Section 14.    No Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges, or voting powers or relative, participating, optional, or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth in the Articles of Amendment, these Standard Provisions or the Charter, or as provided by applicable law.

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